         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


              Filed by the registrant /X/

              Filed by a party other than the registrant  / /

              Check the appropriate box:


              / /  Preliminary proxy statement

              / /  Confidential, for use of the Commission
                   only (as permitted by Rule 14a -6(e) (2))

              /X/  Definitive proxy statement


              / /  Definitive additional materials


              / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           The Pioneer Group, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement
                   if other than the Registrant)

Payment of filing fee (Check the appropriate box):



              /X/      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
                        6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.



              / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).


              / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

          (2)  Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

- --------------------------------------------------------------------------------


        (4)  Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

        (5)  Total fee paid:

- --------------------------------------------------------------------------------

 / /         Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


        (1)  Amount previously paid:

- --------------------------------------------------------------------------------

        (2)  Form, schedule or registration statement no.:

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        (3)  Filing party:

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        (4)  Date filed:

- --------------------------------------------------------------------------------

                            THE PIONEER GROUP, INC.
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1996

     The Annual Meeting of Stockholders of The Pioneer Group, Inc. (the "Company") will be held at the offices of Hale and Dorr, 26th Floor, 60 State Street, Boston, Massachusetts on Wednesday, May 15, 1996, at 9:30 a.m., local time, to consider and act upon the following matters:

        1. To elect seven directors for the ensuing year.

          2. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for the current year.

          3. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

     Stockholders of record at the close of business on March 25, 1996 are entitled to notice of and to vote at the meeting. The stock transfer books of the Company remain open.

     All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors,

                                            /S/ Joseph P. Barri
                                            ------------------------------
                                                JOSEPH P. BARRI, Secretary

April 17, 1996

                             YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
                                                                       0496-3313

                            THE PIONEER GROUP, INC.

                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Pioneer Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:30 a.m., local time, on Wednesday, May 15, 1996, and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained in the proxies, and if no choice is specified, the proxies will be voted in favor of the election of the director nominees and the proposals set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by written or oral request directed to the Secretary of the Company.

     The Board of Directors has fixed March 25, 1996 (the "Record Date") as the date for the determination of stockholders entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 24,947,173 shares of Common Stock of the Company. Each share is entitled to one vote.

     The Company is mailing its 1995 Annual Report to Stockholders together with this proxy statement and the enclosed proxy on April 17, 1996, to stockholders entitled to vote at the Annual Meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY, 60 STATE STREET, BOSTON, MASSACHUSETTS 02109.

VOTES REQUIRED AND TABULATION OF VOTES

     The holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

     Shares that abstain from voting as to a particular matter will not be counted as votes in favor of such matter, but will be counted as shares voting on such matter. Accordingly, an abstention from voting on a matter has the same effect as a vote against the matter. Shares held in street name by brokers or nominees who indicate on their proxy that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter and will also not be counted as shares voting on such matter. Accordingly, a "broker non-vote" on a matter that requires the affirmative vote of a certain percentage of the shares present and entitled to vote on the matter, such as the election of directors and the ratification of independent accountants, has no effect on the voting of such matter.

     The seven nominees who receive a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting will be elected. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting at the Annual Meeting is required for the ratification of the selection of Arthur Andersen LLP as the Company's independent accountants for the current year.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information, as of February 15, 1996, with respect to the beneficial ownership of the Company's Common Stock by
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the named executive officers of the Company as defined under the caption
"Executive Compensation" below, and (iv) all directors and executive officers of the Company as a group.

                                                                                     PERCENT
                                                                                    OF SHARES
                NAME AND ADDRESS                    NUMBER                          OF COMMON
                  OF BENEFICIAL                       OF             NATURE OF        STOCK
           OWNER, DIRECTOR OR OFFICER              SHARES(1)        OWNERSHIP(1)   OUTSTANDING(2)
           --------------------------              ---------        ------------   ------------
John F. Cogan, Jr................................  2,314,355(3)     Direct             9.2%
  60 State Street                                  1,274,386(4)     Indirect           5.1%
  Boston, MA 02109
Mercury Asset Management plc.....................  2,164,950(5)     Indirect           8.7%
  33 King William Street
  London, England
  EC4R 9AS
Philip L. Carret.................................      3,200        Direct               *
                                                     495,210(6)     Indirect           2.0%
Robert L. Butler.................................    353,795(3)(7)  Direct             1.4%
David D. Tripple.................................    309,310(3)     Direct             1.2%
Maurice Engleman.................................      4,000        Direct               *
John H. Valentine................................      4,000        Direct               *
Jaskaran S. Teja.................................      3,360(3)     Direct               *
William H. Smith, Jr.............................    247,148(3)     Direct             1.0%
William H. Keough................................    180,735(3)     Direct               *
All directors and executive officers
  as a group (16 persons)........................  3,750,298(3)(7)  Direct            14.4%
                                                   1,775,388(4)(6)  Indirect           7.1%

- ---------------

  * Denotes ownership of less than 1% of outstanding shares of Common Stock.

(1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

(2) For purposes of this table, the number of outstanding shares of Common Stock of the Company is adjusted for each director and executive officer to include the number of shares of Common Stock into which any options held by such director or executive officer are exercisable on or before April 15, 1996.

(3) Includes shares of Common Stock that the listed person has the right to acquire under outstanding options which are exercisable on or before April 15, 1996, including 322,000 shares for Mr. Cogan, 212,500 shares for Mr. Butler, 212,500 shares for Mr. Tripple, 2,400 shares for Dr. Teja, 124,500 shares for Mr. Smith, 152,500 shares for Mr. Keough and 1,166,900 shares for all directors and executive officers as a group.



(4) Includes an aggregate of 357,190 shares of Common Stock held in trusts with respect to which Mr. Cogan may be deemed to be a beneficial owner by reason of his interests as a beneficiary and/or position as a trustee, over which shares Mr. Cogan exercises shared voting and investment power. Also includes an aggregate of 917,196 shares held by voting trusts of which Mr. Cogan is the sole trustee.

(5) Consists of shares of Common Stock held by a variety of investment advisory clients, over which shares Mercury Asset Management plc exercises sole investment power but no voting power. Based solely on information provided by the stockholder in Amendment No. 6 to Schedule 13D dated January 4, 1996.

(6) Consists of 332,800 shares of Common Stock held in trust with respect to which Mr. Carret is one of three trustees sharing investment and voting power and to which he is also a beneficiary and 162,410 shares of Common Stock held by clients of an investment advisory firm of which Mr. Carret is Founder Chairman.

(7) Includes 84,300 shares that Mr. Butler owns jointly with his wife.

                             ELECTION OF DIRECTORS

     The persons named in the proxy will vote to elect as directors the seven nominees named below, except with respect to any proxy marked against the election of one or more of the nominees. The Board of Directors has fixed the number of directors at seven and, accordingly, the proxy may be voted for only seven directors. All of the nominees are currently directors of the Company.

     Each nominee who is elected will hold office until the next annual meeting of stockholders and until his successor is elected and qualified. If a nominee becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. The Company does not anticipate that any of the nominees will be unavailable.

     The following table sets forth the name of each nominee, his age, the year in which he first became a director of the Company, other offices and positions, if any, which he holds with the Company or any significant subsidiary of the Company, or his principal occupation, and the names of other publicly-held or registered investment companies for which he serves as a trustee or director.

                                                                                       FIRST
               NAME, OFFICES AND POSITIONS WITH THE COMPANY,                          BECAME A
            PRINCIPAL OCCUPATION AND TRUSTEESHIPS/DIRECTORSHIPS               AGE     DIRECTOR
            ---------------------------------------------------               ---     --------
Robert L. Butler*...........................................................  55        1988
  Executive Vice President of the Company since 1985. President and director of Pioneer Funds Distributor, Inc. ("PFD"). Director of Pioneering
     Services Corporation ("PSC"), Pioneering Management Corporation ("PMC")
     and Pioneer International Corporation ("Pioneer International"). Member
     of Supervisory Board of Pioneer First Polish Trust Fund Joint Stock
     Company, A.S. ("Pioneer Poland") and Pioneer Czech Investment Company,
     A.S. ("Pioneer Czech"). Vice Chairman of Supervisory Board of Pioneer
     Fonds Marketing GmbH ("Fonds Marketing"). Director of Pioneer
     Management (Ireland) Limited ("Pioneer Ireland") and each of Pioneer
     Global Bond Fund Plc, Pioneer Global Equity Fund Plc and Pioneer DM
     Cashfonds Plc (collectively, the "Irish Funds").

Philip L. Carret............................................................  99        1962
  Founder Chairman of Carret & Company, Inc., a New York investment adviser.
     Trustee Emeritus of certain of the registered investment companies in the Pioneer Family of Mutual Funds.

                                                                                       FIRST
               NAME, OFFICES AND POSITIONS WITH THE COMPANY,                          BECAME A
            PRINCIPAL OCCUPATION AND TRUSTEESHIPS/DIRECTORSHIPS               AGE     DIRECTOR
            ---------------------------------------------------               ---     --------
John F. Cogan, Jr.*.........................................................  69        1962
  President, Chief Executive Officer and Chairman of the Board of the
     Company since 1962. Chairman of PMC since 1993 and President of PMC from 1962 to 1993. Director of PMC since 1962. Chairman and director of
     PFD. Chairman, President and trustee or director of each of the registered investment companies in the Pioneer Family of Mutual Funds.
     President and director of Pioneer International, Pioneer Omega, Inc.
     ("Pioneer Omega") and Pioneer First Russia, Inc. ("Pioneer First
     Russia"). Director of PSC and Pioneer Capital Corporation ("PCC").
     Chairman and director of Pioneer Goldfields Limited ("PGL"), Teberebie
     Goldfields Limited, Joint Stock Company Pioneer Metals International,
     Joint Stock Company Forest Starma ("Forest Starma"), Joint Stock
     Company Amgun-Forest, Joint Stock Company Udinskoye and Joint Stock
     Company Pioneer Investments ("Pioneer Investments"). Chairman of the
     Supervisory Board of Fonds Marketing. Member of the Supervisory Board
     of Pioneer Poland and Pioneer Czech. Director of Pioneer Ireland and
     each of the Irish Funds. Partner of the Boston law firm, Hale and Dorr, counsel to the Company.

Maurice Engleman............................................................  69        1979
  President of E.T. Software, a computer software distributor, since 1995.
     President of Professional Equity Corporation, since 1995, and Marketing
     Two, Inc., since February 1996, each of which markets financed premium life insurance. Principal of Engleman & Associates, an insurance sales and service firm.

Jaskaran S. Teja............................................................  66        1994
  Senior Vice President of Pioneer International since 1992. Director of
     Forest Starma and PGL. Independent international consultant in financial services and corporate development from 1988 to 1992.
     Permanent Representative of India to the United Nations from 1986 to
     1988. Secretary of Government of India, Ministry of External Affairs,
     from 1984 to 1986. Additional Secretary for Political Affairs, New
     Delhi, from 1981 to 1984. Indian Ambassador to Afghanistan from 1979 to
     1981. Deputy Chief of Mission, Indian Embassy, Moscow, from 1977 to
     1979. Joint Secretary for American Affairs, New Delhi, from 1972 to
     1977.

David D. Tripple*...........................................................  52        1986
  Executive Vice President of the Company since 1986. President of PMC since
     1993 and Chief Investment Officer and director of PMC since 1986.
     Executive Vice President of PMC from 1986 to 1993. Executive Vice
     President and trustee or director of each of the registered investment companies in the Pioneer Family of Mutual Funds. Director of PFD, PCC,
     Pioneer International, Pioneer Investments, Pioneer Omega, Pioneer
     First Russia, Pioneer Ireland and each of the Irish Funds. Member of
     Supervisory Board of Pioneer Poland and Pioneer Czech.

John H. Valentine...........................................................  71        1985
  Director of Entrepreneurial Management of Health Policy Institute, Boston,
     Massachusetts, since 1991. Chairman of the Board of Boston University
     Medical Center Hospital, Boston, Massachusetts, since 1992. President and Chief Executive Officer of Beech Hill Hospital, Inc., Dublin, New
     Hampshire, from 1980 to 1990. From 1975 to 1980, consultant to T.A.
     Associates, a manager of venture capital. From 1972 to 1975, partner of
     Tucker Anthony & R.L. Day, a financial services firm. Trustee of
     Hurricane/ Island Outward Bound School and Thompson Island Outward
     Bound Education Center. Director of Visualization Technology, Inc. and
     PCC.

- ---------------

* Member of the Executive Committee.


DIRECTORS' MEETINGS AND FEES

     During 1995, the Board of Directors held four meetings. Each director attended at least 75% of the aggregate number of Board meetings and the meetings held by all committees on which he then served, except that Mr. Carret attended two Board meetings. The Company paid its non-management directors, Messrs. Carret, Engleman and Valentine, $5,000 for each Board meeting attended during 1995. Expenses for attending meetings are reimbursed. Management directors, Messrs. Cogan, Butler, Teja and Tripple, receive $500 per annum for their services as directors. For 1995, directors received aggregate fees of $58,000 and expense reimbursements of $16,000.

COMMITTEE MEETINGS

     The Compensation Committee of the Board of Directors, consisting of Messrs. Engleman and Valentine, met six times during 1995. This Committee determines the base salary and short and long-term incentives granted to the President, the named executive officers and certain other executives of the Company. Additionally, the Compensation Committee grants awards under the Company's stock option and restricted stock plans and otherwise administers such plans. The Compensation Committee also makes recommendations to the Board of Directors on any proposed plan or program which would benefit primarily the senior executive group. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation" below.

     The Audit Committee of the Board of Directors consists of Messrs. Engleman and Valentine. The Audit Committee meets at least annually with the Company's independent accountants and periodically with the Company's internal auditing staff and oversees generally the financial controls and practices of the Company. The Audit Committee met three times during 1995.

     The Company does not have a nominating committee or committee serving a similar function. Nominations are made by and through the full Board of Directors.


EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the President and Chief
Executive Officer of the Company and the four other most highly compensated executive officers of the Company (such five executive officers are collectively referred to in this proxy statement as the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                       -------------------------
                                         ANNUAL COMPENSATION                    AWARDS
                                 -----------------------------------   -------------------------
                                                           OTHER                      SECURITIES
                                                          ANNUAL        RESTRICTED    UNDERLYING     ALL OTHER
        NAME AND                                          COMPEN-         STOCK        OPTIONS        COMPEN-
   PRINCIPAL POSITION     YEAR   SALARY($)  BONUS($)   SATION($)(1)    AWARDS($)(2)     (#)(3)     SATION($)(4)
- ------------------------  -----  --------   --------   -------------   ------------   ----------   -------------
John F. Cogan, Jr.,        1995  $500,000   $500,000      $11,500          --            65,000       $30,000(5)
  President and Chief      1994  $475,000   $500,000      $ 9,500          --            30,000       $30,000(5)
  Executive Officer of     1993  $475,000   $300,000      $ 6,667          --            40,000       $30,000(5)
  the Company and
  Chairman of PMC

David D. Tripple,          1995  $382,000   $520,000      $11,500        $ 54,843        15,000       $27,268(5)
  Executive Vice           1994  $382,000   $458,400      $ 9,500        $ 72,105        12,500       $27,268(5)
  President of the         1993  $382,000   $382,000      $ 6,667        $ 74,561        15,000       $27,268
  Company and President
  and Chief Investment
  Officer of PMC

Robert L. Butler,          1995  $265,000   $253,500      $   500        $136,022        12,500       $30,000(5)
  Executive Vice           1994  $240,000   $211,250      $   500        $113,383        12,500       $30,000(5)
  President of the         1993  $230,000   $225,000      $   500        $ 61,924        15,000       $30,000
  Company and
  President of PFD

William H. Smith, Jr.,     1995  $235,000   $195,000       --            $104,633        12,500       $30,000(5)
  Vice President of        1994  $210,000   $191,750       --            $102,933        12,500       $30,000(5)
  the Company and          1993  $210,000   $210,000       --            $ 51,308        15,000       $30,000
  President of PSC

William H. Keough,         1995  $250,000   $172,250       --            $ 92,446        12,500       $30,000(5)
  Senior Vice              1994  $225,000   $146,250       --            $ 78,375        12,500       $27,000(5)
  President and            1993  $210,000   $175,000       --            $ 51,308        15,000       $30,000
  Chief Financial
  Officer of the
  Company and
  Treasurer of the
  Company and PMC

- ---------------

(1) Represents amounts paid to management directors for their services as directors of the Company or as trustees or directors of the registered investment companies in the Pioneer Family of Mutual Funds.

(2) The dollar value of 1995 restricted stock awards is based on the market price of the Common Stock at the time of grant. The number of unvested shares of Common Stock subject to, and the dollar value of, respectively, each named executive officer's restricted stock holdings as of December 29, 1995 are as follows: 0 and $0 for Mr. Cogan; 23,550 and $640,743 for Mr. Tripple; 21,013 and $571,550 for Mr. Butler; 18,021 and $490,151 for Mr.
    Smith; and 16,846 and $458,250 for Mr. Keough. The dollar value of restricted stock holdings is based on the fair market value of the Common Stock on December 29, 1995 ($27.25) less the purchase price paid by the executive for such shares. Dividends will be paid on shares of restricted stock.


(3) Options granted prior to September 1, 1993 have been adjusted for the 2-for-1 stock split effected in the form of a stock dividend on September 1, 1993. Options granted prior to December 1, 1994 have been adjusted for the 2-for-1 stock split effected in the form of a stock dividend on December 9, 1994.

(4) Unless otherwise indicated, represents contributions by the Company to the Company's Retirement Benefit Plan.

(5) Represents a retirement contribution by the Company, some or all of which is outside of the Company's Retirement Benefit Plan.


STOCK OPTION GRANTS AND EXERCISES

     The following table summarizes stock option grants during 1995 to the named executive officers.

                             OPTION GRANTS IN 1995

                                                INDIVIDUAL GRANTS                             POTENTIAL
                              -----------------------------------------------------           REALIZABLE
                                               PERCENT                                     VALUE AT ASSUMED
                               NUMBER OF      OF TOTAL                                       ANNUAL RATES
                              SECURITIES       OPTIONS                                      OF STOCK PRICE
                              UNDERLYING     GRANTED TO     EXERCISE                       APPRECIATION FOR
                                OPTIONS       EMPLOYEES      OR BASE                        OPTION TERM(1)
                                GRANTED       IN FISCAL       PRICE      EXPIRATION    ------------------------
            NAME                (#)(2)          YEAR         ($/SH)         DATE         5%($)         10%($)
- ----------------------------  -----------    -----------    ---------    ----------    ----------    ----------
John F. Cogan, Jr...........     65,000         31.33%       $27.50        1/8/06      $1,136,012    $2,885,785
David D. Tripple............     15,000          7.23%       $27.50        1/8/06      $  262,157    $  665,950
Robert L. Butler............     12,500          6.02%       $27.50        1/8/06      $  218,464    $  554,959
William H. Smith, Jr........     12,500          6.02%       $27.50        1/8/06      $  218,464    $  554,959
William H. Keough...........     12,500          6.02%       $27.50        1/8/06      $  218,464    $  554,959

- ---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the dates the respective options were granted to their expiration dates. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the dates on which the options are exercised.

(2) Each option becomes exercisable in five equal annual installments beginning one year after the date of grant. The Company has never granted stock appreciation rights.



     The following table summarizes stock options held as of December 31, 1995 by the named executive officers. No options were exercised by the named executive officers during 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF
                                                SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS
                                                 FISCAL YEAR-END(#)             AT FISCAL YEAR-END($)(1)
                                            -----------------------------     -----------------------------
                  NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                  ----                      -----------     -------------     -----------     -------------
John F. Cogan, Jr........................     302,000          133,000        $6,550,000       $971,250
David D. Tripple.........................     196,500           66,000        $4,373,250       $889,250
Robert L. Butler.........................     196,500           63,500        $4,373,250       $889,250
William H. Smith, Jr.....................     112,500           51,500        $2,470,500       $635,500
William H. Keough........................     140,500           59,500        $3,081,750       $797,000

- ---------------

(1) Based on the fair market value of the Common Stock on December 29, 1995 ($27.25) as reported on the Nasdaq National Market, less the option exercise price.


  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                  COMPENSATION

     The Company's overall executive compensation program is designed to motivate, reward and retain the management talent needed to achieve its business objectives and maintain competitive positions in the financial services and natural resources development businesses, including the gold mining industry. The Company's program does this by providing incentives to achieve short-term and long-term objectives, by rewarding exceptional performance and accomplishments that contribute to its businesses and by utilizing competitive base salaries and benefits that recognize a philosophy of career continuity.

     The Company's success is highly dependent upon favorable long-term investment performance of its mutual funds and other managed accounts as well as the continuing development of its gold mining operation and other businesses. Therefore, incentive awards for executive officers are generally granted with an orientation toward long-term performance and may not fluctuate as greatly as year-to-year results. In keeping with this long-term view, retention of executive officers like those named is vital to the Company's competitive strength. Incentives for the Company's Chief Investment Officer, Mr. Tripple, and key investment advisory personnel are substantially correlated with annual performance of assets under management; but such awards also reflect prevailing compensation standards in the investment management industry, which continues to reward its top performers especially well.

     The philosophical basis of the compensation program is to pay for performance, to reflect appropriately the individual's level of responsibility and to ensure compensation that is competitive with or better than peer group businesses. It is important to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for further improvement in the future. Individual performance includes the ability to implement the Company's business plans, to react to unanticipated external factors that can have a significant impact on corporate performance, to focus on cost containment and to develop and retain the necessary staff and organization. Compensation decisions for the President, the named executive officers and the Company's other executives are generally based on the same criteria.

     There are three major components of the Company's compensation program:
Base Salary, Bonus Awards, and Stock Incentive Awards.

  Base Salaries

     Competitive base salaries are vital to support the philosophy of management development and career orientation of executives and are consistent with the long-term nature of the Company's business. Base salaries and related periodic adjustments are derived primarily from annual reviews of competitive positioning (how the Company's salary structure for comparable positions compares with that of other relevant companies), business performance, and general economic factors. While there is no specific weighting of these factors, competitive positioning is the primary consideration in setting base salaries. Business and other economic factors such as net income and estimates of inflation are secondary considerations. Executive salaries also relate to the executive's performance, level of responsibility and experience.

     The Compensation Committee of the Board of Directors (the "Committee"), comprised of the undersigned, makes recommendations to the Board of Directors as to the base salary, incentive bonus and long-term awards of the President and sets the salaries and reviews the bonus potential of the other named executive officers and certain other key executives. The Committee typically meets several times, commencing in December each year, to recommend the salaries for the President and the other named officers. As a general rule, any changes in approved salaries of executives are reviewed with the Committee before implementation.

     John F. Cogan, Jr. became President in 1962. His 1995 base salary was $500,000 and his 1996 base salary, as recommended by the Committee in December 1995, will be $525,000.* Also in 1995, Mr. Cogan was awarded options to purchase 65,000 shares of Common Stock to encourage him to focus on profitability of new ventures and the enterprise as a whole. Mr. Cogan's base salary reflects his extensive hands-on efforts to renew and reinvigorate the Company's domestic investment management business, to oversee the continuing development of the Company's gold mining operations, timber venture and other natural resources businesses in foreign countries and to nurture the Company's other international businesses, including its mutual fund and financial services operations in Poland, Ireland, Russia and the Czech Republic, its powdered-metals and related operations in Western Russia, and its mutual fund management joint ventures in India and Taiwan. These efforts have involved considerable travel and extraordinary personal contributions on a continuing basis.

  Bonus Awards

     Bonus awards to executives are granted in the form of both cash and restricted stock, primarily to recognize contributions to the businesses during the past year. Performance bonuses generally include a portion that is paid by an award of restricted stock (see below). The specific bonus an executive receives is dependent on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors which include initiative, business judgment, technical expertise, management skills and the achievement of stated goals and objectives.

     In its meetings commencing in December each year, the Committee also approves bonuses for the President and certain other executive officers and key employees. In this regard, Mr. Cogan's 1995 bonus award reflects his leadership of, and other significant personal contributions to, the businesses in 1995. Most importantly, Mr. Cogan has demonstrated an exceptional ability to explore and develop new business opportunities that the Committee is convinced would not otherwise be available to the Company. The Committee also believes that Mr. Cogan's contributions resulted in overall strong Company performance and the restructuring of various elements of the Company's businesses that are expected to enhance the Company's future performance.

     The Committee's determination was based on its subjective judgment regarding Mr. Cogan's overall unique contribution as President. Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose.

  Stock Incentive Awards

     Stock incentive awards provided by the stockholder-approved 1995 Restricted Stock Plan and 1988 Stock Option Plan are long-term incentives that are designed to develop and maintain strong management through share ownership in the Company.

     The Committee believes that a significant portion of senior executives' compensation should be dependent on "value" created for the stockholders. In this way, senior executives share responsibility for the

- ---------------

     *Mr. Cogan is also a partner of Hale and Dorr, counsel to the Company, to which the Company, the Company's subsidiaries and the registered investment companies in the Pioneer Family of Mutual Funds paid approximately $2,169,000 for legal fees in 1995. Hale and Dorr is a partner in the London-based law firm, Brobeck Hale and Dorr International. In 1995, the Company and its subsidiaries paid approximately $1,355,000 for legal fees to Brobeck Hale and Dorr International. Such fees are not considered relevant to Mr. Cogan's compensation although Mr. Cogan may participate in any law firm net income with respect to such fees. Mr. Cogan does not participate in the provision of any legal services to the Company, all of which are provided by other attorneys at market rates.

success of all of the Company's businesses. Accordingly, the named executive officers and certain other executive officers received stock options, and the named executive officers, other than Mr. Cogan, received restricted stock awards in 1995. The Committee believes that restricted stock and option awards are excellent vehicles to focus executives on stockholder values by linking the executives' interests to the share price of the Company's Common Stock. Restricted stock awards vest at the rate of 40% after two years and 20% on each anniversary thereafter. Options are granted at the fair market value of the Company's Common Stock on the date of grant, become exercisable in 20% annual increments and expire after ten years and 30 days if not exercised.

     Although the number of shares of restricted stock that the Committee grants to executive officers is based on individual performance (determined as described under "Bonus Awards") and level of responsibility, the award level must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business. The number of stock options currently held by an executive is not a factor in determining individual grants since employing that factor would encourage the exercise of options and the sale of shares.

  Compliance with Internal Revenue Code Section 162(m)

     The Company does not believe that Section 162(m) of the Internal Revenue Code, which disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers, will have a material effect on the Company. The Committee intends to periodically review the potential consequences of Section 162(m) and may, in the future, structure the performance-based portion of its executive officer compensation to comply with certain exemptions provided in Section 162(m).

  Summary

     The Committee has the responsibility for ensuring that the Company's compensation programs continue to be in the best interest of its stockholders. The Committee consists of outside directors who are not eligible for awards under the Company's compensation programs. Compensation programs providing stock-based compensation to executives, such as the 1995 Restricted Stock Plan and the 1988 Stock Option Plan, are periodically submitted to stockholders for review and approval. The Company has had, and continues to have, appropriate and competitive compensation programs. The balance of a sound base salary position, competitive short-term bonus orientation, and emphasis on long-term incentives is the foundation which builds stability and supports the Company's businesses.

                                            Maurice Engleman
                                            John H. Valentine


COMPARATIVE STOCK PERFORMANCE

     The graph and table below compare the cumulative shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the Russell 3000 Index and a peer group index consisting of 11 investment management companies (including the Company) for the same period
(assuming the investment of $100 in the Company's Common Stock, the Russell 3000
Index and the peer group index on December 31, 1990 and reinvestment of all dividends). Measurement points are the last trading days of the years ended
December 31, 1990, 1991, 1992, 1993, 1994, and 1995.

                                   [GRAPH]

      Measurement Period          The Pioneer     The Russell     Peer Group
    (Fiscal Year Covered)         Group, Inc.     3000 Index         Index
        1990                          100             100             100
        1991                          159             134             181
        1992                          191             147             214
        1993                          343             163             295
        1994                          596             163             255
        1995                          750             223             357

- ---------------

     1 The Russell 3000 Index is composed of 3,000 large U.S. companies by market capitalization, representing approximately 98% of the dollar value of the U.S. equity market. The largest company in the Russell 3000 Index has a market value of approximately $67 billion and the smallest approximately $20 million.

     2 In addition to the Company, the peer group index consists of:
       Atalanta/Sosnoff Capital Corp., Bull & Bear Group, Inc., Eaton Vance Corp., Franklin Resources, Inc., New England Investment, L.P., Oppenheimer Capital, L.P., T. Rowe Price Associates, Inc., SEI Corp., United Asset Management Corp., and Value Line, Inc. Dreyfus Corp., which was included in the peer group index in the Company's 1994 Proxy Statement, ceased to be publicly-traded during 1994. Colonial Group, Inc. and Thomson Advisory Group L.P., which were included in the peer group index in the Company's 1994 and 1995 Proxy Statement, ceased to be publicly-traded during 1995.


CERTAIN TRANSACTIONS

     Mr. Cogan, President, Chief Executive Officer and Chairman of the Company, is a partner of Hale and Dorr, counsel to the Company, and Joseph P. Barri, Secretary of the Company, is a partner of Hale and Dorr. Hale and Dorr is a partner in the London-based law firm, Brobeck Hale and Dorr International. In 1995, the Company and its subsidiaries and the registered investment companies in the Pioneer Family of Mutual Funds paid an aggregate of approximately $2,169,000 and $1,355,000 in legal fees to Hale and Dorr and Brobeck Hale and Dorr International, respectively.

     In June 1995, Frank M. Polestra, President of Pioneer Capital Corporation, the Company's venture capital subsidiary, repaid an outstanding loan from the Company in the amount of $109,340.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company, subject to ratification by the stockholders, has selected the firm of Arthur Andersen LLP, independent accountants, as accountants of the Company for the year ending December 31, 1996. Arthur Andersen LLP has acted as the Company's accountants since 1979.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

     If the stockholders do not ratify the selection of Arthur Andersen LLP as the Company's independent accountants, the selection of such accountants will be reconsidered by the Board of Directors.

                             STOCKHOLDER PROPOSALS

     The Company will consider appropriate stockholder proposals for inclusion on the agenda of its 1997 Annual Meeting of Stockholders if such proposals are submitted on or before December 12, 1996. Such proposals must be in writing and should be submitted to the attention of the Chief Financial Officer of the Company, 60 State Street, Boston, Massachusetts 02109.

       COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Based solely on the review of the copies of such reports furnished to the Company or written representations that no other reports were required to be filed, the Company believes that during the 1995 fiscal year, all filing requirements were complied with in a timely manner, except for the following:
Stephen G. Kasnet, who joined the Company as a Vice President in December 1995, made one late filing covering one transaction; and Alicja K. Malecka, Vice President of the Company, made one late filing covering two transactions.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews. In addition, the Company reserves the right to engage outside agencies to assist in the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in this regard.

                                            By Order of the Board of Directors,

                                            /s/ Joseph P. Barri
                                            ------------------------------
                                                JOSEPH P. BARRI, Secretary

April 17, 1996

     THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                                        APPENDIX A
                                                        ----------

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                                        With-   For All
                                For     hold    Except                                          For     Against    Abstain
1.) Election of Directors.      /  /    /  /     /  /       2.) Ratification of selection       /  /     /  /       /  /
                                                                of independent accountants.
    ROBERT L. BUTLER, PHILLIP L. CARRET, JOHN F. COGAN, JR.,
    MAURICE ENGLEMAN, JASKARAN S. TEJA, DAVID D. TRIPPLE
    AND JOHN H. VALENTINE

    IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR
    NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE
    THROUGH THE NOMINEE(S) NAME. YOUR SHARES WILL BE VOTED
    FOR THE REMAINING NOMINEE(S).

        RECORD DATE SHARES:
                                                 --------------------
    Please be sure to sign and date this Proxy.  Date                   Mark box at right if comments or address change have
- ---------------------------------------------------------------------   been noted on the reverse side of this card.         /   /

                                                                        A VOTE FOR THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBER 2
- -------Shareholder sign here ------------Co-owner sign here----------   IS RECOMMENDED BY THE BOARD OF DIRECTORS.

DETACH CARD                                                                                                             DETACH CARD

                                                      THE PIONEER GROUP, INC.

        Dear Stockholder:

        Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

        Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

        Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

        Your vote must be received prior to the Annual Meeting of Stockholders to be held on Wednesday, May 15, 1996.

        Thank you in advance for your prompt consideration of these matters.

        Sincerely,


        The Pioneer Group, Inc.


                           THE PIONEER GROUP, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS

                ANNUAL MEETING OF STOCKHOLDERS - MAY 15, 1996

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Robert L. Butler, John F. Cogan, Jr. and William H. Keough, or each or any of them with full power of substitution, as proxies for those signing on the revese side to act and vote at the 1996 Annual Meeting of Stockholders of The Pioneer Group, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" PROPOSAL NUMBERS 1 AND 2.

        ---------------------------------------------------------------
        PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN
                              ENCLOSED ENVELOPE.
 -------------------------------------------------------------------------------
Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.
- -------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

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